                                                                    Exhibit 12-B

                        Delmarva Power & Light Company

          Ratio of Earnings to Fixed Charges and Preferred Dividends
          ----------------------------------------------------------
                            (Dollars in Thousands)
                             --------------------


                                           12 Months
                                             Ended                            Year  Ended  December  31,
                                            June 30,  -------------------------------------------------------------------
                                              1999        1998         1997           1996        1995           1994
                                       -------------- -----------  ------------  -----------  ------------  -------------
Net income                             $      144,398 $   112,410  $    105,709  $   116,187  $    117,488  $     108,310
                                       -------------- -----------  ------------  -----------  ------------  -------------
Income taxes                                   92,448      72,276        72,155       78,340        75,540         67,613
                                       -------------- -----------  ------------  -----------  ------------  -------------

Fixed charges:
        Interest on long-term debt
            including amortization of
            discount, premium and
            expense                            79,394      81,132        78,350       69,329        65,572         61,128
        Other interest                          8,710       9,328        12,835       12,516        10,353          9,336
        Preferred dividend require-
            ments of a subsidiary
            trust                               5,688       5,688         5,687        1,390             -              -
                                       -------------- -----------  ------------  -----------  ------------  -------------
            Total fixed charges                93,792      96,148        96,872       83,235        75,925         70,464
                                       -------------- -----------  ------------  -----------  ------------  -------------

Nonutility capitalized interest                     -           -          (208)        (311)         (304)          (256)
                                       -------------- -----------  ------------  -----------  ------------  -------------

Earnings before income taxes
        and fixed charges              $      330,638 $   280,834  $    274,528  $   277,451  $    268,649  $     246,131
                                       ============== ===========  ============  ===========  ============  =============

Fixed charges                          $       93,792 $    96,148  $     96,872  $    83,235  $     75,925  $      70,464

Preferred dividend requirements                 6,843       7,150         7,556       14,961        16,185         15,948
                                       -------------- -----------  ------------  -----------  ------------  -------------

                                       $      100,635 $   103,298  $    104,428  $    98,196  $     92,110  $      86,412
                                       ============== ===========  ============  ===========  ============  =============

Ratio of earnings to fixed charges
        and preferred dividends                  3.29        2.72          2.63         2.83          2.92           2.85

For purposes of computing the ratio, earnings are net income plus income taxes and fixed charges, less nonutility capitalized interest. Fixed charges consist of interest on long- and short-term debt, amortization of debt discount, premium, and expense, dividends on preferred securities of a subsidiary trust, plus the interest factor associated with DPL's major leases, and one-third of the remaining annual rentals. Preferred dividend requirements represent annualized preferred dividend requirements multiplied by the ratio that pre-tax income bears to income.